EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 17, 2009, with respect to the consolidated financial statements, supplemental schedule and the effectiveness of internal control over financial reporting of Cognex Corporation and subsidiaries, included in the Annual Report of Cognex Corporation and subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the registration statements on Form S-8 (File Nos. 333-02151, 333-60807, 333-44824, 333-68158, 333-96961, 333-100709, 333-126787, and 333-150315) of Cognex Corporation and subsidiaries.
/s/ Grant Thornton LLP
Boston, Massachusetts
February 17, 2009